As filed with the Securities and Exchange Commission on May 08, 2024.

Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLUMBIA BANKING SYSTEM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1422237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 A Street	98402-4200
Tacoma, WA	(Zip Code)
(Address of Principal Executive Offices)

Umpqua Bank Nonqualified Deferred Compensation Plan
(Full title of the plan)

Kumi Yamamoto Baruffi, General Counsel
Columbia Banking System, Inc.
1301 A Street
Tacoma, WA 98402-4200
(Name and address of agent for service)

(253) 305-1900
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
All information required by Part I to be contained in the prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Umpqua Bank Nonqualified Deferred Compensation Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents are incorporated herein by reference:
(a)     Columbia Banking System, Inc.’s (the “Registrant”) Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 27, 2024 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Shareholders, filed on March 27, 2024);
(b)     The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 7, 2024;
(c)     The Registrant’s Current Reports on Form 8-K filed on February 9, 2024 and May 8, 2024 (only those portions deemed filed and not furnished); and
(d)     The description of the Registrant’s common stock, no par value, contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 27, 2020, including any amendments or reports filed for the purpose of updating such documents.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
The $30,000,000.00 of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible employees of the Registrant pursuant to the Umpqua Bank Nonqualified Deferred Compensation Plan (the “Plan”). This section summarizes the material terms of the Obligations. Because this section is a summary, it does not describe every aspect of the Obligations. This summary is subject to and qualified in its entirety by reference to the terms of the Plan, which is filed as Exhibit 4.3 to this Registration Statement.

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Registrant has established a trust to hold amounts contributed under the Plan, which remain general assets of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.
The Plan provides eligible employees with an opportunity to defer receipt of a portion of their salary, bonus and commission cash compensation. A participant’s deferral election, determined in accordance with the provisions of the Plan, will determine the amount of compensation to be deferred. In addition to amounts that a participant elects to defer under the Plan, the Registrant may also elect to make employer matching contributions and employer discretionary contributions. Deferred amounts are credited to a recordkeeping account in the name of the participant, and the Plan offers one or more investment options for measuring income, gain or loss recorded for such account.
The value of a participant’s account will be payable, in cash, within thirty days of the occurrence of a distributable event, in a single lump sum or in installments in accordance with the terms of the Plan and the participant’s elections.
The Registrant reserves the right to amend or terminate the Plan at any time. The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Registrant. Participants cannot sell, assign, hypothecate, alienate, mortgage, pledge or transfer any benefit under the Plan in advance of receipt of any Obligations.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 23B.08.320 of the Washington Business Corporation Act (the “WBCA”) provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the WBCA, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.
Sections 23B.08.500 through 23B.08.600 of the WBCA contain specific provisions further relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, provided that any such indemnity shall comply with the provisions of Section 23B.08.320 of the WBCA.
The articles of incorporation of the Registrant provide, among other things, for the indemnification of directors (including directors of subsidiaries), and authorize the board of directors to pay reasonable expense incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual while acting for the Registrant within the scope of his employment, and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The articles of incorporation also include a provision that limits the liability of directors of the Registrant from any personal liability to the Registrant or its shareholders for conduct not found to have been egregious.

The Registrant has entered into indemnification agreements with certain current directors. These agreements require the Registrant to indemnify these individuals to the fullest extent not prohibited by the articles of incorporation of the Registrant, federal and Washington state law, against any and all reasonable expenses (including, without limitation, attorneys’ fees and expenses and any expenses of establishing a right to indemnification), witness fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes, and amounts paid in settlement actually and reasonably incurred by these individuals in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Registrant or Umpqua Bank) to which these individuals are, were, or at any time become a party, or are threatened to be made a party, or are otherwise involved in, by reason of the fact that the individual is or was a director or officer-director of the Registrant. Insofar as indemnification for liabilities arising under certain federal securities laws (including the Securities Act), ERISA and federal banking law violations may be permitted to directors or executive officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number
4.1
Restated Articles of Incorporation of Columbia Banking System, Inc., effective March 1, 2023 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed May 9, 2023)

4.2	Amended and Restated Bylaws of Columbia Banking System, Inc. (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K, filed March 1, 2023)

4.3	Umpqua Bank Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.71 to the Annual Report on Form 10-K for the year ended December 31, 2023, filed February 27, 2024)

5.1	Opinion of Andrew Ognall (filed herewith)

23.1	Consent of Andrew Ognall (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Columbia Banking System, Inc. (filed herewith)

24.1	Power of Attorney (filed herewith)

107	Filing Fee Table (filed herewith)

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 C.F.R. § 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington on May 08, 2024.
COLUMBIA BANKING SYSTEM, INC.

By: /s/ Kumi Yamamoto Baruffi
Name: Kumi Yamamoto Baruffi
Title: General Counsel

/s/ Clint E. Stein	Chief Executive Officer
Clint E. Stein	(Principal Executive Officer and Director)

/s/ Ronald L. Farnsworth*	Chief Financial Officer
Ronald L. Farnsworth*	(Principal Financial Officer)

/s/ Lisa M. White*	Principal Accounting Officer & Corporate Controller
Lisa M. White*	(Principal Accounting Officer)

/s/ Cort L. O'Haver*	Executive Chairman of the Board of Directors
Cort L. O'Haver*

/s/ Craig D. Eerkes*	Director
Craig D. Eerkes*

/s/ Mark A. Finkelstein*	Director
Mark A. Finkelstein*

/s/ Eric S. Forrest*	Director
Eric S. Forrest*

/s/ Peggy Y. Fowler*	Director
Peggy Y. Fowler*

/s/ Randal L. Lund*	Director
Randal L. Lund*

/s/ Luis F. Machuca*	Director
Luis F. Machuca*

/s/ S. Mae Fujita Numata*	Director
S. Mae Fujita Numata*

/s/ Maria M. Pope*	Director
Maria M. Pope*

/s/ John F. Schultz*	Director
John F. Schultz*

/s/ Elizabeth W. Seaton*	Director
Elizabeth W. Seaton*

/s/ Hilliard C. Terry, III*	Director
Hilliard C. Terry, III*

/s/ Anddria Varnado*	Director
Anddria Varnado*

*    By power of attorney

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